Exhibit 99.1

IMMEDIATE RELEASE	February 14, 2011

NEOPROBE’S PHASE 3 LYMPHOSEEK STUDY REACHES ACCRUAL GOAL

-- Clinical Study Evaluated Subjects with Breast Cancer or Melanoma --

DUBLIN, OHIO – February 14, 2011 -- Neoprobe Corporation (NYSE Amex: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, today announced that a multi-center Phase 3 study of Lymphoseek® has enrolled clinical subjects to achieve the minimum analysis goal of 196 lymph nodes, the study’s primary accrual objective. The multi-center open label study was conducted in subjects with either breast cancer or melanoma in accordance with the clinical protocol registered on www.clinicaltrials.gov (NCT01106040).

“Neoprobe is pleased to announce the completion of this milestone and its significance in helping us advance toward fulfilling the regulatory requirements for a potential Lymphoseek approval by FDA,” said David Bupp, Neoprobe’s President and CEO. “We are highly confident that the end points of the clinical study will be met and anticipate that full data will be available early in the second quarter following review by our clinical team. We will hold a conference call at that time to discuss the clinical study results and the presentation of the results are planned at scientific conferences later in the second quarter.”

An earlier Phase 3 multi-center study (NEO3-05) of Lymphoseek was conducted in subjects with breast cancer or melanoma. In the NEO3-05 study an overall localization rate of over 97% in lymph nodes was achieved in those patients where both a vital blue dye and Lymphoseek were used. A similar concordance rate was established by Neoprobe and FDA as the primary efficacy objective for the NEO3-09 Phase 3 clinical study. No incidents related to drug safety have been reported in the Lymphoseek studies.

Contacts:

Neoprobe Corporation -- Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors -- (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. -- (212) 508-9670

About Lymphoseek
Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping (ILM).  One Phase 3 multi-center clinical trial for Lymphoseek in patients with breast cancer or melanoma has been successfully completed and a second Phase 3 clinical study in the same patient population is nearing completion to support the filing of a New Drug Application. A third Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma is underway.  Additional information related to clinical trials being performed with Lymphoseek is available at www.clinicaltrials.gov.
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About Neoprobe
Neoprobe is a biomedical company focused on enhancing oncology patient care and improving patient benefit.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScanTM CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.